Exhibit 10.3

EMPLOYMENT AGREEMENT

     AGREEMENT by and between SUNRISE SENIOR LIVING, INC. (the “Company”) and DANIEL J. SCHWARTZ (the “Executive”), effective as of January 16, 2009 (the “Effective Date”).

     WHEREAS, the Company is desirous of employing the Executive as its Senior Vice President, Operations, on the terms and conditions, and for the consideration, hereinafter set forth, and the Executive is desirous of being employed by the Company on such terms and conditions and for such consideration.

     NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

     1.     Term. The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to serve the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the three-year anniversary thereof (the “Employment Period”); provided that, on such three-year anniversary of the Effective Date and each annual anniversary of such date thereafter (such date and each annual anniversary thereof, a “Renewal Date”), unless previously terminated in accordance with the provisions of Section 3 hereof, the Employment Period shall be automatically extended so as to terminate one year from such Renewal Date unless, at least 120 days prior to the Renewal Date, either party shall give notice to the other that the Employment Period shall not be so extended.

     2.     Terms of Employment.

            (a)     Position and Duties. (i) During the Employment Period, the Executive shall serve the Company as its Senior Vice President, Operations, and shall perform customary and appropriate duties as may be reasonably assigned to the Executive from time to time by the Company. The Executive shall report to the Chief Executive Officer. The Executive shall perform his services at the principal offices of the Company in the McLean, Virginia area and shall travel for business purposes to the extent reasonably necessary or appropriate in the performance of such services.

                    (ii)     During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to serve on corporate (if approved by the Board), civic or charitable boards or committees, deliver lectures, fulfill speaking engagements or teach at educational institutions and manage personal investments, so long as such activities do not materially interfere with the performance of the Executive’s responsibilities in accordance with this Agreement and the Executive complies with applicable provisions of the Company’s Code of Conduct and Integrity.

            (b)     Compensation.  (i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) at the rate of $350,000. The Executive’s Annual Base Salary shall be reviewed at least annually by the Compensation Committee of the Board (the “Committee”) pursuant to its normal performance review policies for senior executives. The Committee may, but shall not be required to, increase the Annual Base Salary at any time for any reason and the term “Annual Base Salary” as utilized in this Agreement shall refer to the Annual Base Salary as increased from time to time. The Annual Base Salary shall not be reduced after any such increase, and any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement.

                    (ii)     Annual Bonus.  (A) In addition to the Annual Base Salary, the Executive shall be eligible to be awarded, for each fiscal year of the Company or portion of a fiscal year beginning on or after the Effective Date, an annual bonus (the “Annual Bonus”) pursuant to the terms of the Company’s annual incentive plan, as in effect from time to time, which shall not be inconsistent with the terms of this Agreement. The target Annual Bonus shall be 100% of the rate of the Annual Base Salary (the “Target Bonus”); however, the actual Annual Bonus may vary and range from 0% to 150% of the Target Bonus, depending on actual performance of the Company and Executive. Each Annual Bonus shall be paid on the date on which annual bonuses are paid to senior executives of the Company generally, but not later than two and a half months after the end of the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

                    (iii)     Long-Term Awards.  (A) Commencing on the next annual grant of long-term awards to senior executives of the Company following the Effective Date, the Executive shall participate in all long-term cash and equity incentive plans, practices, policies, and programs applicable generally to other senior executives of the Company. In connection with this Agreement, the Executive shall be granted an award of Two Hundred Thousand (200,000) stock options (the “Retention Options”) under the Company’s 2008 Omnibus Incentive Plan (or another shareholder approved plan to purchase Company common stock) (the “LTIP”). The Retention Options shall have a term of ten years and have terms and conditions not inconsistent with those set forth in this Agreement. The exercise price per share of the Retention Options will be the closing price per share of the Company common stock on the date of grant. The Retention Options will vest at a rate of one-third of the total Retention Options on each of the first three anniversaries of the date of grant, subject to continued employment through the applicable vesting date.

                    (iv)     Welfare Benefits.  The Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in, and shall receive benefits under, welfare benefit plans, practices, policies and programs provided by the Company to the same extent as provided generally to similarly situated senior executives of the Company.

                    (v)     Fringe Benefits.  During the Employment Period, the Executive shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Company in effect for other senior executives of the Company. The

Company reserves the right to amend or cancel any such plan, practice, policy or program in its sole discretion, subject to the terms of such plan, practice, policy or program and applicable law.

                    (vi)     Vacation. During the Employment Period, the Executive shall be entitled to receive four weeks paid vacation per year.

                    (vii)     Indemnification. During and following the Employment Period, the Company shall fully indemnify the Executive for any liability to the fullest extent applicable to any other officer or director of the Company. In addition, the Company agrees to continue and maintain, at the Company’s sole expense, a directors’ and officers’ liability insurance policy covering Executive both during and, while potential liability exists, after the Employment Period that is no less favorable than the policy covering active directors and senior officers of the Company from time to time.

                    (viii)     Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all business expenses incurred by the Executive in accordance with the Company’s business expense reimbursement policies.

                    (ix)     Other Benefits. During the Employment Period, the Executive shall be entitled to participate in all executive and employee benefit plans and programs of the Company on the same basis as provided generally to other senior executives of the Company. The Company reserves the right to amend or cancel any such plan or program in its sole discretion, subject to the terms of such plan or program and applicable law.

     3.     Termination of Employment. (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Disability (as defined below) of the Executive has occurred during the Employment Period, the Company may provide the Executive with written notice in accordance with Section 9(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for one hundred and twenty (120) consecutive days or one hundred and eighty (180) days within any twelve month period as a result of incapacity due to mental or physical illness.

            (b)     Cause.     The Company may terminate the Executive’s employment during the Employment Period either with or without Cause. For purposes of this Agreement, “Cause” shall mean:

                    (i)    The Executive’s willful failure to perform or substantially perform the Executive’s duties with the Company;

                    (ii)     Illegal conduct or gross misconduct by the Executive that is willful and demonstrably and materially injurious to the Company’s business, financial condition or reputation;

                    (iii)     A willful and material breach by the Executive of the Executive’s obligations under this Agreement, including without limitation the restrictive covenants and confidentiality provisions set forth in Section 8 of the Agreement; or

                    (iv)     The Executive’s indictment for, or entry of a plea of guilty or nolo contendere with respect to, a felony crime or a crime involving moral turpitude, fraud, forgery, embezzlement or similar conduct.

                     provided, however, that the actions in (i) and (iii) above will not be considered Cause unless the Executive has failed to cure such actions within 30 days of receiving written notice specifying with particularity the events allegedly giving rise to Cause.

            (c)     Good Reason. The Executive’s employment may be terminated during the Employment Period by the Executive for Good Reason or by the Executive voluntarily without Good Reason. “Good Reason” means the occurrence of any one of the following events without the prior written consent of Executive:

                    (i)     A material diminution of the Executive’s duties or responsibilities, authorities, powers or functions;

                    (ii)     A relocation that would result in the Executive’s principal location of employment being moved 35 miles or more away from his current principal location and, as a result, the Executive’s commute increasing by 35 miles or more; or

                    (iii)     Any material breach of this Agreement by the Company.

                     provided, however, that the actions in (i) through (iii) above will not be considered Good Reason unless the Executive shall describe the basis for the occurrence of the Good Reason event in reasonable detail in a Notice of Termination (as defined below) provided to the Company in writing within 30 days of the Executive’s knowledge of the actions giving rise to the Good Reason, and the Company has failed to cure such actions within 30 days of receiving such Notice of Termination (and if the Company does effect a cure within that period, such Notice of Termination shall be ineffective). Unless the Executive gives the Company notice within 90 days of the initial existence of any event which, after any applicable notice and the lapse of any applicable 30-day grace period, would constitute Good Reason, such event will cease to be an event constituting Good Reason.

            (d)     Notice of Termination. Any termination of employment by the Company or the Executive shall be communicated by Notice of Termination (as defined below) to the other party hereto given in accordance with Section 11(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that (i) indicates the termination provision in this Agreement relied upon and (ii) specifies the Date of Termination (as defined below) if other than the date of receipt of such notice. The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause or Good Reason shall not waive any right of the Company or the Executive, respectively, hereunder or preclude the Company or the Executive, respectively, from asserting such fact or circumstance in enforcing the Company’s or the Executive’s rights hereunder.

            (e)     Date of Termination.  “Date of Termination” shall mean (i) if the Executive’s employment is terminated by the Company for Cause or other than for Cause, death or Disability, the date of receipt of the Notice of Termination or any later date specified therein (which date shall not be more than thirty (30) days after the giving of such notice), (ii) if the Executive’s employment is terminated by reason of death or by the Company for Disability, the date of death of the Executive or the Disability Effective Date, as the case may be, and (iii) if the Executive resigns with or without Good Reason, thirty (30) days from the date of the Company’s receipt of the Notice of Termination, or such later date as is mutually agreed by the Company and the Executive (subject to the Company’s right to cure in the case of a resignation for Good Reason). Notwithstanding the foregoing, in no event shall the Date of Termination occur until the Executive experiences a “separation from service” within the meaning of Section 409A of the Code and, notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the “Date of Termination.”

     4.     Obligations of the Company upon Termination. (a) By the Company Other Than for Cause, Death or Disability; By the Executive for Good Reason. Subject to Section 5, if, during the Employment Period, (x) the Company shall terminate the Executive’s employment other than for Cause, death or Disability or (y) the Executive shall terminate employment for Good Reason:

                    (i)     the Company shall pay to the Executive the following amounts:

      (A)    a lump sum cash payment within 30 days after the Date of Termination equal to the aggregate of the following amounts: (1) the Executive’s Annual Base Salary and vacation pay through the Date of Termination, (2) the Executive’s accrued Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs (other than any portion of such Annual Bonus that was previously deferred, which portion shall instead be paid in accordance with the applicable deferral election) if such bonus has not been paid as of the Date of Termination, and (3) the Executive’s business expenses that have not been reimbursed by the Company as of the Date of Termination that were incurred by the Executive prior to the Date of Termination in accordance with the applicable Company policy, in the case of each of clauses (1) through (3), to the extent not previously paid (the sum of the amounts described in clauses (1) through (3) shall be hereinafter referred to as the “Accrued Obligations”); and

      (B)    subject to the Executive’s delivery (and non-revocation) of an executed release of claims against the Company and its officers, directors, employees and affiliates in substantially the form attached hereto as Exhibit A (the “Release”), which Release must be delivered to the Company not later than 22 days after the Date of Termination (or such longer period of time permitted by the Company, but in no event later than the latest business day that is not more than two months after the end of the calendar year in which the Date of Termination occurs) (the “Release Deadline”), an amount equal to the sum of (x) the product of two times the Executive’s Annual Base Salary, plus (y) the product of 0.75 times the Executive’s Target Bonus as in effect for the fiscal year of the Company in which the Date of Termination occurs, payable in a lump sum within 30 days after the Date of Termination; and

                    (ii)     if the Executive makes a timely election to receive COBRA coverage under Section 4980B of the Code, the Company will pay the cost of such coverage during the period it remains in effect, not to exceed 18 months following the Date of Termination (the benefits provided pursuant to this Section 4(a)(ii), the “Post-Employment Health Care Benefits”);

                    (iii)     if the Date of Termination occurs on or after the second anniversary of the Effective Date, all remaining unvested Retention Options will vest. If the Date of Termination occurs prior to the second anniversary of the Effective Date, a number of the unvested Retention Options will vest equal to the sum of (i) 1/3 of the total number of Retention Options plus (ii) a number of Retention Options equal to 1/3 of the total number of Retention Options multiplied by a fraction, the numerator of which is the number of days from the latest anniversary of the Effective Date through the date of termination, and the denominator of which is 365. Any Retention Options which are not vested as of the Date of Termination (after application of this Section 4(a)(iii)) shall terminate immediately upon the Date of Termination. The Executive shall have one year following the Date of Termination to exercise any Retention Options that are vested as of the Date of Termination (after application of this Section 4(a)(iii)).

                    (iv)     unvested equity-based awards held by the Executive on the Date of Termination other than the Retention Options shall be treated in a manner similar to and consistent with that described in the preceding Section 4(a)(iii) with respect to the Retention Options (i.e., pro-rata vesting for open vesting periods, based on service performed during the period plus one year and, for stock options, a one-year post-termination exercise period); provided that (A) any applicable performance conditions will continue to apply and be tested on the Date of Termination, and (B) if the terms of any individual equity-based award are more generous to the Executive than described in this Section 4(a)(iv), then such more generous terms shall apply. The benefits provided pursuant to this Section 4(a)(iv) and Section 4(a)(iii) (in the aggregate, the “Equity Award Vesting Benefits”) shall be subject to the Executive’s delivery of an executed Release prior to the Release Deadline (and non-revocation thereof); and

                    (v)     to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or that the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

Notwithstanding the foregoing provisions of Section 4(a)(i), in the event that the Executive is a “specified employee” (within the meaning of Section 409A of the Code and with such classification to be determined in accordance with the methodology established by the applicable employer) (a “Specified Employee”), amounts and benefits (other than the Accrued Obligations) that are deferred compensation (within the meaning of Section 409A of the Code) that would otherwise be payable or provided under Section 4(a)(i) during the six-month period immediately following the Date of Termination shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”), on the first business day after the date that is six months following the Date of Termination (the “409A Payment Date”). For the avoidance of doubt, the parties hereto acknowledge that the severance payments and benefits described in this Agreement are intended to be exempt from the operation of Section 409A of the Code and not “deferred compensation” within the meaning of Section 409A.

            (b)     Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than (i) payment of Accrued Obligations, (ii) the Other Benefits and (iii) the Equity Award Vesting Benefits and the Post-Employment Health Care Benefits; provided that the Post-Employment Health Care Benefits shall be provided to the qualified beneficiaries of the Executive who elect COBRA coverage. The Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days of the Date of Termination. The term “Other Benefits” as utilized in this Section 4(b) shall include death benefits as in effect on the date of the Executive’s death with respect to senior executives of the Company.

            (c)     Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, the Company shall provide the Executive with (i) the Accrued Obligations and the Post-Employment Health Care Benefits, (ii) the Other Benefits and (iii) subject to the Executive’s delivery of an executed Release prior to the Release Deadline (and non-revocation thereof), the Equity Award Vesting Benefits, and shall have no other severance obligations under this Agreement. The Accrued Obligations shall be paid to the Executive in a lump sum in cash within thirty (30) days of the Date of Termination. The term “Other Benefits” as utilized in this Section 4(c) shall include short-term and long-term disability benefits as in effect on the date of the Executive’s Disability with respect to senior executives of the Company.

            (d)     Cause; By the Executive other than for Good Reason. If the Executive’s employment shall be terminated for Cause or the Executive’s employment shall be terminated by the Executive other than for Good Reason during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to provide the Executive with (i) the Accrued Obligations and, if such termination is by the Executive other than for Good Reason, the Post-Employment Health Care Benefits and (ii) the Other Benefits; provided, however, that if the Executive’s employment shall be terminated for Cause, the term “Accrued Obligations” shall not be deemed to include the Executive’s Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs. The Accrued Obligations shall be paid to the Executive in a lump sum in cash within thirty (30) days of the Date of Termination.

     5.     Change of Control. In the event that during the Employment Period the Executive’s employment is terminated by the Company other than for Cause, death or Disability, or by the Executive for Good Reason either (x) before a Change of Control (as defined in the Company’s 2008 Omnibus Incentive Plan) but after a definitive agreement is executed, the consummation of which would result in a Change of Control, and such termination arose in connection with or anticipation of such Change of Control, or (y) upon or within two (2) years after a Change of Control, then the Company shall pay and provide to the Executive, as applicable, in lieu of the payments and benefits described in Section 4, within 30 days following the Date of Termination:

            (a)     the Accrued Obligations;

            (b)     a lump sum payment equal to the product of (i) two and (ii) the sum of (A) the Annual Base Salary and (B) the average Annual Bonus received by the Executive in respect of the two fiscal years of the Company immediately preceding the fiscal year in which the Change of Control occurs (or if the Date of Termination occurs before the Annual Bonus payment date in respect of such two fiscal years, the Target Bonus for the fiscal year in which the Change of Control occurs);

            (c)     an amount equal to the product of (i) the Target Bonus and (ii) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination and the denominator of which is 365;

            (d)     the Post-Employment Health Care Benefits;

            (e)     full vesting of the Retention Options as of the Date of Termination, and the Executive shall have the full remaining term of the Retention Options to exercise the Retention Options; provided that this benefit shall apply even if the Date of Termination is more than two years following the Change of Control;

            (f)     waiver of all service-based vesting conditions in respect of all equity-based awards held by the Executive on the Date of Termination and, for stock options, a one-year post-termination exercise period; provided that (i) this benefit shall apply even if the Date of Termination is more than two years following the Change of Control, (ii) any applicable performance conditions will continue to apply and be tested on the Date of Termination;

            and

            (g)     the Other Benefits.

Notwithstanding the foregoing provisions of Section 5, in the event that the Executive is a Specified Employee, amounts and benefits that are deferred compensation (within the meaning of Section 409A of the Code) that would otherwise be payable or provided under Section 5 (other than the Accrued Obligations) during the six-month period immediately following the Date of Termination shall instead be paid, with Interest, on the 409A Payment Date. For the avoidance of doubt, the parties hereto acknowledge that the payments and benefits described in this Section 5 are intended to be exempt from the operation of Section 409A of the Code and not “deferred compensation” within the meaning of Section 409A.

     6.     Non-exclusivity of Rights.  Except as specifically provided, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive qualifies pursuant to its terms, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts that are vested benefits or that the Executive is otherwise entitled to receive pursuant to the terms of any plan, program, policy or practice of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, program, policy or practice or contract or agreement except as explicitly modified by this Agreement.

     7.     No Mitigation; Legal Fees.  (a) In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

            (b)     In the event of any contest by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement) (each, a “Contest”) the Company agrees to reimburse the Executive, to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur at any time from the Effective Date of this Agreement through the Executive’s remaining lifetime (or, if longer, through the 20th anniversary of the Effective Date) as a result of such Contest; provided, however, that (i) if such Contest is initiated on or after a Change of Control, or a Change of Control occurs during the pendency of such Contest, reimbursement of such fees and expenses will not be provided only to the extent that the Executive is found to not have acted in good faith in bringing or defending the relevant action pursuant to a judgment, decree or order of a court of competent jurisdiction, and (ii) if such Contest is initiated prior to a Change of Control and a Change of Control does not occur during the pendency of such Contest, reimbursement of such fees and expenses shall be provided only if the Executive substantially prevails on at least one substantive issue in such Contest. In order to comply with Section 409A of the Code, in no event shall the payments by the Company under this Section 7(b) be made later than the end of the calendar year next following the calendar year in which such Contest is finally resolved, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such Contest is finally resolved. The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, and the Executive’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.

     8.     Restrictive Covenants.  (a) Confidential Information. During the Employment Period and thereafter, the Executive shall keep secret and retain in the strictest confidence, and shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, including without limitation, any data, information, ideas, knowledge and papers pertaining to the customers, prospective customers, prospective products or business methods of the Company, including without limitation the business methods, plans and procedures of the Company, that shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and that shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process after reasonable advance written notice to the Company, use communicate or divulge any such information, knowledge or data, directly or indirectly, to anyone other than the Company and those designated by it.

            (b)     Non-competition.  During the period commencing on the Effective Date and ending on the two-year anniversary of the Date of Termination (the “Covenant Period”), the Executive shall not engage in, have an interest in, or otherwise be employed by or associate with (whether as an owner, operator, partner, member, manager, employee, officer, director, consultant, advisor, lender, representative, or otherwise), or permit his name to be used in connection with the activities of, any business or organization engaged in the senior assisted living business in any geographic area in which the Company now has, or, as of the Date of Termination shall have publicly announced plans to establish, a senior living facility owned, operated or advised for compensation by the Company or an affiliate thereof, other than for or on behalf of, or at the request of, the Company or any affiliate; provided, that (i) passive ownership of less than two percent (2%) of the outstanding stock of any publicly traded corporation shall not be deemed to be a violation of this Section 8(b) solely by reason thereof and (ii) solely for purposes of this Section 8(b) (and not for purposes of any other provision of this Agreement), the Covenant Period shall expire six months following the Date of Termination if the Date of Termination occurs at the expiration of the Employment Period following the Company giving notice to the Executive pursuant to Section 1 that the Employment Period shall not be extended.

            (c)     Non-solicitation of Employees.  During the Covenant Period, the Executive shall not, directly or indirectly, (i) induce or attempt to induce any employee of the Company to leave the employ of the Company or in any way interfere with the relationship between the Company, on the one hand, and any employee thereof, on the other hand, (ii) hire any person who was an employee of the Company until six (6) months after such individual’s employment relationship with the Company has been terminated or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Company, on the other hand; provided that solicitations incidental to general advertising or other general solicitations in the ordinary course not specifically targeted at such persons and employment of any person not otherwise solicited in violation hereof shall not be considered a violation of this Section 8(c).

            (d)     Non-Disparagement.  The Executive agrees not to make any disparaging, negative, or defamatory comments about the Company including the Company’s business, its directors, officers, employees, parents, subsidiaries, partners, affiliates, operating divisions, representatives or agents, or any of them, whether written, oral, or electronic. In particular, the Executive agrees to make no public or private statements including, but not limited to, press releases, statements to journalists, employees, prospective employers, interviews, editorials, commentaries, speeches or conversations, that disparage or may disparage the Company’s business, are critical of the Company or its business, or would cast the Company or its business in a negative light. In addition to the confidentiality requirements set forth in this Agreement and those imposed by law, the Executive further agrees not to provide any third party, directly or indirectly, with any documents, papers, recordings, e-mail, internet postings, or other written or recorded communications referring or relating the Company’s business, that would support, directly or indirectly, any disparaging, negative or defamatory statement, whether written or oral.

            (e)     Prior Notice Required.  The Executive hereby agrees that, prior to accepting employment with any other person or entity during the Covenant Period, the Executive will provide such prospective employer with written notice of the provisions of this Agreement, with a copy of such notice delivered simultaneously to the General Counsel of the Company.

            (f)     Return Of Company Property/Passwords. The Executive hereby expressly covenants and agrees that following termination of the Executive’s employment with the Company for any reason or at any time upon the Company’s request, the Executive will promptly return to the Company all property of the Company in his possession or control (whether maintained at his office, home or elsewhere), including, without limitation, all Company passwords, credit cards, keys, beepers, laptop computers, cell phones and all copies of all management studies, business or strategic plans, budgets, notebooks and other printed, typed or written materials, documents, diaries, calendars and data of or relating to the Company or its personnel or affairs.

            (g)     Executive Covenants Generally.

                    (i)     The Executive’s covenants as set forth in this Section 8 are from time to time referred to herein as the “Executive Covenants.” If any of the Executive Covenants is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such Executive Covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining Executive Covenants shall not be affected thereby; provided, however, that if any of the Executive Covenants is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such Executive Covenant will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.

                    (ii)     The Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company and its controlled affiliates, but the Executive nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent his from otherwise earning a living. The Executive has carefully considered the nature and extent of the restrictions place upon his by this Section 8, and hereby acknowledges and agrees that the same are reasonable in time and territory and do not confer a benefit upon the Company disproportionate to the detriment of the Executive.

            (h)     Enforcement. Because the Executive’s services are unique and because the Executive has access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Section 8. Therefore, in the event of a breach or threatened breach of this Section 8, the Company or its respective successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security) or require the Executive to account for and pay over to the Company all compensation, profits, moneys, accruals or other benefits derived from or received as a result of any transactions constituting a breach of the covenants contained herein, if and when final judgment of a court of competent jurisdiction is so entered against the Executive.

             (i)     Interpretation. For purposes of this Section 8, references to “the Company” shall mean the Company as hereinbefore defined and any of its controlled affiliated companies.

     9.     Certain Additional Payments by the Company. (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then the Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 9(a), if it shall be determined that the Executive would be entitled to the Gross-Up Payment, but that the Parachute Value of all Payments does not exceed 110% of the Safe Harbor Amount, then no Gross-Up Payment shall be made to the Executive and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The payments to be reduced will be determined in a manner which has the least economic cost to Executive and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made to the Executive, until the reduction is achieved. The Company’s obligation to make Gross-Up Payments under this Section 9 shall not be conditioned upon the Executive’s termination of employment.

       (b)     Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the public accounting firm which audited the Company prior to the corporate transaction which results in the application of the Excise Tax (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 9(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

       (c)   The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after the Executive is informed in writing of such claim. The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall:

   (i)   give the Company any information reasonably requested by the Company relating to such claim,

   (ii)   take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

   (iii)   cooperate with the Company in good faith in order effectively to contest such claim, and

   (iv)   permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of the Executive and direct the Executive to sue for a refund or to contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs the Executive to sue for a refund, the Company shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the tax-able year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

       (d)   If, after the receipt by the Executive of a Gross-Up Payment or payment by the Company of an amount on the Executive’s behalf pursuant to Section 9(c), the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 9(c), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on the Executive’s behalf pursuant to Section 9(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

       (e)   Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination; provided that, the Gross-Up Payment shall in all events be paid no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 9(c) that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved. Notwithstanding any other provision of this Section 9, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding.

       (f)   The following terms shall have the following meanings for purposes of this Section 8.

   (i)   “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

   (ii)   “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

   (iii)   A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

   (iv)   The “Safe Harbor Amount” means 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

       (g)   The Executive and the Company hereby agree that the foregoing provisions of Section 9 of this Agreement shall supersede any and all provisions with respect to Sections 280G or 4999 of the Code in any plan, program, policy or other arrangement of the Company to which the Executive is a participant, including without limitation, the Company’s 2008 Omnibus Incentive Plan (or any comparable successor or predecessor equity plan).

     10.     Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

             (b)     This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

             (c)     The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise. As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.

     11.     Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. From and after the Effective Date, this Agreement shall supersede and replace any other employment agreement between the parties with respect to the subject matter hereof in effect immediately prior to the execution of this Agreement, and the Executive shall not be entitled to any severance pay or benefits under any other severance plan, program or policy of the Company and the affiliated companies, including without limitation the Company’s Senior Executive Severance Plan.

             (b)     All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	At the most recent address
on file at the Company.

If to the Company:	Sunrise Senior Living, Inc.
7902 Westpark Drive
McLean, Virginia 22102
Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

            (c)     The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

            (d)     The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

            (e)     The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

            (f)     Any provision of this Agreement that by its terms continues after the expiration of the Employment Period or the termination of the Executive’s employment shall survive in accordance with its terms.

            (g)     The Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. The Company and the Executive mutually intend to structure the payments and benefits described in this Agreement, and the Executive’s other compensation, to be exempt from or to comply with the requirements of Section 409A of the Code to the extent applicable. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. If the Executive dies following the Date of Termination and prior to the payment of the any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Executive’s estate within 30 days after the date of the Executive’s death. All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits and the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (v) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or if longer, through the 20th anniversary of the Effective Date). Prior to a Change of Control but within the time period permitted by the applicable Treasury Regulations, the Company may, in consultation with the Executive, modify the Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to the Executive, in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Executive pursuant to Section 409A of the Code.

     12.     Recoupment.  (a) In the event of a restatement of the Company’s consolidated financial statements (occurring after the Effective Date) that reduces previously reported net income or increases previously reported net loss, the Company shall have the right to take appropriate action to recoup from the Executive any portion of any bonus and other equity or non-equity compensation received by the Executive the grant of which was tied to the achievement of one or more specific earnings targets (e.g., revenue, gain on sale, equity in earnings in unconsolidated communities, G&A expense, operating income, net income, etc.), with respect to the period for which such financial statements are or will be restated, regardless of whether the Executive engaged in any misconduct or was at fault or responsible in any way for causing the restatement, if, as a result of such restatement, the Executive otherwise would not have received such bonus or other compensation (or portion thereof). In the event the Company is entitled to, and seeks, recoupment under this Section 12, the Executive shall promptly reimburse the portion of such bonus or other compensation which the Company is entitled to recoup hereunder. In the event the Executive fails to make prompt reimbursement of any such bonus or other compensation which the Company is entitled to recoup and as to which the Company seeks recoupment hereunder, the Executive acknowledges and agrees that the company shall have the right to (i) deduct the amount to be reimbursed hereunder from the compensation or other payments due to the Executive from the Company or (ii) to take any other appropriate action to recoup such payments.

            (b)     The Executive acknowledges that the Company does not waive its right to seek recoupment of any bonuses and payments as described under this Section 12 for failure to demand repayment or reduce the payments made to the Executive. Any such waiver must be done in a writing that is signed by both the Company and the Executive.

            (c)     The rights contained in this Section 12 shall be in addition to, and shall not limit, any other rights or remedies that the Company may have under law or in equity, including, without limitation, any rights the Company may have under any other Company recoupment policy or other agreement or arrangement with the Executive.

     IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

DANIEL J. SCHWARTZ
/s/ Daniel J. Schwartz

SUNRISE SENIOR LIVING, INC.
By: Mark Ordan
Name: Mark Ordan
Title: Chief Executive Officer

EXHIBIT A

                      This General Release of all Claims (this "Agreement") is entered into on _________, 20__ by ________ (the "Executive") and Sunrise Senior Living, Inc., a Delaware corporation (the "Company").

                      In consideration of the promises set forth in the Employment Agreement between the Executive and the Company, effective ________________, 2008 and effective _______________, 2008 (the "Employment Agreement"), the Executive agrees as follows:

1.          General Release and Waiver of Claims.

          (b)          Release. In consideration of the payments and benefits provided to the Executive under the Employment Agreement and after consultation with counsel, the Executive and each of the Executive's respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the "Releasors") hereby irrevocably and unconditionally release and forever discharge the Company and its subsidiaries and affiliates and each of their respective officers, employees, directors, shareholders and agents ("Releasees") from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, "Claims"), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out (i) of the Executive's employment relationship with and service as an employee, officer or director of the Company, and the termination of such relationship or service and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that notwithstanding anything else herein to the contrary, this Agreement shall not affect: the obligations of the Company or the Executive set forth in the Employment Agreement or other obligations that, in each case, by their terms, are to be performed after the date hereof by the Company or the Executive (including, without limitation, obligations to the Executive under the Employment Agreement for any severance or similar payments or benefits, under any stock option, stock or equity-based award, plan or agreements, or payments or obligations under any pension plan or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with their terms); any indemnification or similar rights the Executive has as a current or former officer or director of the Company, including, without limitation, any and all rights thereto referenced in the Employment Agreement, the Company’s bylaws, other governance documents, or any rights with respect to directors’ and officers’ insurance policies; the Executive’s right to reimbursement of business expenses; and any Claims the Releasors may have against the Releasees in the event that the Company or any member of the Releasees brings any Claims against the Executive or any member of the Releasors.

          (c)          Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Executive under the Employment Agreement, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims that the Releasors may have as of the date the Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as

amended, and the applicable rules and regulations promulgated thereunder ("ADEA"). By signing this Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the terms relating to the Executive's release of claims arising under ADEA, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; and (iii) the Executive knowingly and voluntarily accepts the terms of this Agreement. The Executive also understands that he has seven (7) days following the date on which he signs this Agreement within which to revoke the release contained in this paragraph, by providing the Company a written notice of his revocation of the release and waiver contained in this paragraph.

          (d)          No Assignment.  The Executive represents and warrants that he has not assigned any of the Claims being released under this Agreement.

2.          Proceedings.  The Executive has not filed, and agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim or proceeding against the Releasees before any local, state or federal agency, court or other body, other than with respect to the obligations of the Company to the Executive under the Employment Agreement or in respect of any other matter described in the proviso to Section 2(a) (each, individually, a "Proceeding"), and agrees not to participate voluntarily in any Proceeding. The Executive waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

3.          Remedies.  In the event the Executive initiates or voluntarily participates in any Proceeding following his receipt of written notice from the Company and a failure to cease such participation within 30 days following receipt of such notice, or if he revokes the ADEA release contained in Paragraph 2(c) of this Agreement within the seven-day period provided under Paragraph 2(c), the Company may, in addition to any other remedies it may have, reclaim any amounts paid to him under the termination provisions of the Employment Agreement (including for this purpose stock or proceeds from the sale of stock purchased upon the exercise of stock options or delivered upon the vesting of another equity-based compensation award, to the extent the vesting of such stock option or other award accelerated on account of the Executive’s termination of employment) or terminate any benefits or payments that are subsequently due under the Employment Agreement, without waiving the release granted herein.

                      The Executive understands that by entering into this Agreement he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Company.

4.          Severability Clause.  In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.

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5.          Nonadmission.  Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Company.

6.          Governing Law.  All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the Commonwealth of Virginia applicable to contracts executed in and to be performed in that State.

7.          Notices.  All notices or communications hereunder shall be in writing, addressed as provided in Section 11(b) of the Employment Agreement.

                      THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

                      IN WITNESS WHEREOF, the Executive has executed this Agreement on the date first set forth below.

THE EXECUTIVE
__________________________________
__________________

Date of Execution:____________________

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